Exhibit 99.1

Socket Mobile Reports First Quarter Results

NEWARK, Calif., – April 22, 2021 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced workplace productivity, today reported financial results for the first quarter of 2021.

First Quarter Financial Highlights:

•	Revenue for the first quarter of 2021 was $4.8 million, up 14% from $4.2 million in the first quarter of 2020.

•	Operating expenses for both the first quarter of 2021 and 2020 were $2.3 million.

•	Net income for the first quarter of 2021 was $203,000, or $0.03 per basic and fully diluted share, compared to a net loss of ($90,000), or ($0.01) per basic and fully diluted share, in the first quarter of 2020.

•	Q1 2021 ending cash position of $5.0 million, an increase of $2.8 million from the previous quarter.

“We are off to a strong start to 2021 with continued solid growth in bookings. The deployments of business applications, particularly in retail as the economy re-opens, have served as a key driver of our underlying growth in Q1,” said Kevin Mills, president and chief executive officer. “We are seeing strong demand but are also experiencing supply chain and logistics issues. Our operations team is taking every measure to cope with supply interruption and to protect our supply and margins. We are working hard and remaining focused on serving our customers, while ensuring we stay safe and healthy.”

“The positive demand trend we are seeing is encouraging as it validates our application driven business model. We remain focused on strengthening our application developer tools, meeting the requirements of our customers with a breadth of products that align with their needs, and investing in new products to drive long-term profitable growth.

“In Q1, we entered into a technology transfer agreement with SpringCard SAS, a market leader in the contactless field. Under the agreement, we acquired a perpetual, royalty-free license to the core technology to use in our products and to support new requirements in the future. Our DuraScan D600 Contactless Reader/Writer and SocketScan S550 Contactless Reader/Writer include this core contactless technology. The SocketScan S550 supports both contactless cards and phone-centric mobile passes. The S500 is Apple Value Added Services (VAS) and Google Wallet certified for mobile passes.

“We look forward to providing more details on the key drivers of our recent performance along with updates on our business and products during our first quarter earnings call,” concluded Mills.

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Conference Call

Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 passcode 7255 653. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UgMKNZxUkuOKVY. A live and replay audio webcast of the conference call can be accessed through a link

https://onlinexperiences.com/Launch/QReg/ShowUUID=DBDC6C8D-EF67-42D9-935C-0CB52CE909DD&LangLocaleID=1033

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2021, Socket Mobile, Inc. All rights reserved.

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended March 31,
	2021		2020
Revenue		$4,813		$4,221
Cost of revenue		2,239		1,997
Gross profit		2,574		2,224
Gross profit margin percent		53.5%		52.7%
Research & development		931		881
Sales & marketing		660		768
General & administrative		741		666
Total operating expenses		2,332		2,315
Operating income (loss)		242		(91)
Other income		10		20
Interest expense, net		(49)		(19)
Deferred income tax benefit (expense)		—		—
Net income (loss)		$203		$(90)
Net income (loss) per share: Basic Fully Diluted	$ $	0.03 0.03	$ $	(0.01) (0.01)
Weighted average shares outstanding: Basic Fully Diluted		6,484 7,306		6,014 6,014

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2021	2020*
Cash	$4,961	$2,122
Accounts receivable	2,407	2,113
Inventories	3,725	3,196
Deferred costs on shipments to distributors	179	170
Other current assets	388	335
Property and equipment, net	858	848
Deferred tax assets	5,507	5,507
Intangible assets, net	1,909	—
Operating leases right-of-use assets	513	609
Other long-term assets	148	159
Total assets	$20,595	$15,059
Accounts payable and accrued liabilities	$2,575	$1,748
Bank non-formula loan	1,000	—
Subordinated convertible notes payable, net of discount	141	170
Subordinated convertible notes payable, net of discount-related party	1,179	1,272
Deferred revenue on shipments to distributors	47	54
Deferred service revenue	47	54
Operating lease liabilities	625	741
Total liabilities	$6,092	$4,436
Common stock	65,417	61,740
Accumulated deficit	(50,914)	(51,117)
Total stockholder equity	$14,503	$10,623
Total Liabilities and Equity	$20,595	$15,059

*Derived from audited financial statements.

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